FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Townsend                           Alair                 A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  c/o Crain's N.Y. Business
  711 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

  New York                            NY                 10017
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Armor Holdings, Inc. (AH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     November 22, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                               5.
                                                                                               Amount of      6.
                                                               4.                              Securities     Owner-
                                     2A.                       Securities Acquired (A) or      Beneficially   ship
                          2.         Deemed       3.           Disposed of (D)                 Owned          Form:       7.
                          Trans-     Execution    Transaction  (Instr. 3 and 4)                Following      Direct      Nature of
                          action     Date, if     Code         ------------------------------- Reported       (D) or      Indirect
1.                        Date       any          (Instr. 8)                   (A)             Transactions   Indirect    Beneficial
Title of Security         (Month/    (Month/      ------------                 or              (Instr. 3 &    (I)         Ownership
(Instr. 3)                Day/Year)  Day/Year)     Code     V      Amount      (D)    Price     Instr.4)      (Instr.4)   (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share            11/22/02                 G        V      600         D                  4,416        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date if  Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     any      (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     actions   (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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Stock
Options
(Right to                                                                       Common
Buy)(1)      $8.00                                             (2)     12/06    Stock     55,000          55,000       D
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Stock
Options
(Right to                                                                       Common
Buy)(3)      $9.6875                                           (2)      6/09    Stock     10,000          10,000       D
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Stock
Options
(Right to                                                                       Common
Buy)(3)      $13.19                                            (2)     6/15/10  Stock     10,000          10,000       D
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Stock
Options
(Right to                                                                       Common
Buy)(3)      $14.44                                            (2)     6/19/11  Stock     12,500          12,500       D
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====================================================================================================================================

(1) Granted pursuant to the Armor Holdings, Inc. Amended and Restated 1996 Non-Employee Directors Stock Option Plan.
(2) Presently exercisable.
(3) Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.



          /s/ Alair A. Townsend                             November 26, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



*     If the Form is filed by more than one reporting person, See Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).